Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record Second Quarter 2011 Results; EPS Increased 83% to $1.37 with Sales Growth of 41%

Company increases full year 2011 guidance

Second Quarter Highlights:

  Net income increased 90% to $48.7 million, or $1.37 per diluted share, with sales increasing 41% to $607.9 million, setting new second quarter sales and earnings records.
  All product lines and geographic regions experienced increased sales during the 2011 second quarter. North America sales increased 43% and International increased 35%.
  Gross profit margin percentage increased 300 basis points to 29.2% due to lower product and warranty costs, higher selling prices, and favorable currency movements.
  Raising guidance for full year 2011 earnings to a range of $5.93 to $6.05 per diluted share, a 39% to 41% increase over full year 2010 based on expected full year 2011 sales growth of 25% to 28%.

MINNEAPOLIS--(BUSINESS WIRE)--July 19, 2011--Polaris Industries Inc. (NYSE:PII) today reported record second quarter net income of $48.7 million, or $1.37 per diluted share, for the quarter ended June 30, 2011, up 90 percent from the prior year’s second quarter net income of $25.6 million, or $0.75 per diluted share. Sales for the second quarter 2011 totaled a record $607.9 million, an increase of 41 percent from last year’s second quarter sales of $430.9 million.

“The Polaris team continues to excel and I am proud of our ability to accelerate sales while simultaneously expanding margins and strengthening earnings. Strong consumer retail sales demand for Polaris products, up 19 percent in North America for the second quarter, drove market share gains, while margin expansion efforts generated gross profit margin improvement of 300 basis points and net income margin improvement of 210 basis points compared to the 2010 second quarter. We expect our new Monterrey, Mexico production facility to play a key role in supporting future sales growth and margin expansion and we are pleased to note it came online during the second quarter on budget and on schedule. We are making steady progress in our LEAN journey, and the results and opportunities are extremely promising,” commented Scott Wine, Polaris’ Chief Executive Officer.

“Given our first half results and the continued strength of our businesses, we are again significantly raising our expectations for sales and earnings for the full year 2011. We continue to seek strategic investments to further strengthen our Company, as evidenced by the recently announced acquisitions of Indian Motorcycle Company and Global Electric Motorcars (GEM).”

Wine continued, “Next week we will be unveiling a number of new model year 2012 products. Innovation has always been one of our key competitive advantages and these products exemplify our commitment to providing consumers with high quality, cutting-edge products. I am confident that these new products, combined with continued execution of our strategic objectives, will drive profitable growth for the remainder of 2011 and deliver another record year for sales, net income and earnings per share.”

2011 Business Outlook

Based on Polaris’ performance in the first half of 2011 and projections for the remainder of the year, the Company is increasing its 2011 full year sales and earnings guidance. The Company now expects full year 2011 earnings to be in the range of $5.93 to $6.05 per diluted share, an increase of between 39 and 41 percent over full year 2010 earnings of $4.28 per diluted share. Full year 2011 sales are now expected to grow in the range of 25 percent to 28 percent from 2010. Revised full year 2011 expectations include costs and savings related to the ongoing manufacturing realignment and the impact of integrating the Indian Motorcycle Company and GEM acquisitions announced during the second quarter.

Second Quarter Performance Summary (in thousands except per share data)

	Three Months ended June 30,			Six Months ended June 30,
Product line sales	2011	2010	Change	2011	2010	Change
Off-Road Vehicles	$482,304	$342,071	41%	$870,323	$592,474	47%
Snowmobiles	6,828	1,965	247%	15,763	7,519	110%
On-Road Vehicles	30,886	15,494	99%	75,794	40,847	86%
Parts, Garments & Accessories	87,903	71,377	23%	183,239	151,775	21%
Total Sales	$607,921	$430,907	+41%	$1,145,119	$792,615	+44%
Gross profit	$177,604	$113,084	+57%	$329,439	$207,998	+58%
Gross profit as a % of sales	29.2%	26.2%	+300 bpts	28.8%	26.2%	+260 bpts
Operating expenses	$106,209	$74,386	+43%	$193,747	$141,620	+37%
Operating expenses as a % of sales	17.5%	17.3%	+20 bpts	16.9%	17.9%	-100 bpts
Operating Income	$76,921	$42,943	+79%	$146,504	$74,879	+96%
Operating Income as a % of sales	12.7%	10.0%	+270 bpts	12.8%	9.4%	+340 bpts
Net Income	$48,729	$25,624	+90%	$96,039	$45,395	+112%
Net income as a % of sales	8.0%	5.9%	+210 bpts	8.4%	5.7%	+270 bpts
Diluted Net Income per share	$1.37	$0.75	+83%	$2.71	$1.34	+102%

Off-Road Vehicle (“ORV”) sales, comprised of all-terrain vehicles (“ATVs”) and RANGER™ side-by-side vehicles, increased 41 percent from the second quarter 2010 to $482.3 million. This increase reflects significant North American market share gains for both ATVs and side-by-side vehicles and increased sales in our military and Bobcat businesses. North American consumer ORV unit retail sales for Polaris were up mid-teens percent from the second quarter last year, with side-by-side vehicle retail sales climbing significantly and ATV retail sales up mid-single digits percent. North American ORV dealer inventories were up slightly from the second quarter of 2010, as higher side-by-side vehicle inventory was required to support very strong retail demand. Sales of ORVs outside of North America increased 35 percent compared to the second quarter 2010, due to higher volume, increased sales of higher priced side-by-side vehicles, and positive currency benefit from the weaker US dollar.

Snowmobile sales totaled $6.8 million for the 2011 second quarter compared to $2.0 million for the second quarter of 2010. Historically, second quarter snowmobile sales are seasonally low, as deliveries to dealers ramp up in the second half of the calendar year before the snowmobile retail selling season begins in earnest.

Sales of the On-Road Vehicles division, comprised primarily of Victory motorcycles, increased 99 percent to $30.9 million when compared to the same period in 2010. Sales of On-Road Vehicles to customers outside of North America increased 34 percent compared to the prior year’s second quarter. Second quarter North American heavyweight cruiser and touring motorcycle industry retail sales were up mid-single digits percent over the prior year’s second quarter, while Victory unit retail sales in North America were up about 40 percent during the same period. North American dealer inventory levels of Victory motorcycles for the 2011 second quarter remained approximately equal to the same period last year.

Parts, Garments, and Accessories (“PG&A”) sales increased 23 percent during the second quarter 2011 compared to the same period last year, with PG&A sales increasing across all businesses and product lines.

Gross profit was 29.2 percent of sales for the second quarter of 2011, an increase of 300 basis points from 26.2 percent for the second quarter of 2010. Gross profit dollars increased 57 percent to $177.6 million for the second quarter of 2011, compared to $113.1 million for the second quarter of 2010. These increases resulted primarily from continued product cost reduction efforts, lower warranty costs, higher selling prices, and favorable currency movements, and were partially offset by increasing commodity costs and an unfavorable product mix.

Operating expenses for second quarter 2011 increased 43 percent to $106.2 million, or 17.5 percent of sales, compared to $74.4 million, or 17.3 percent of sales, for the second quarter of 2010. Operating expenses in absolute dollars for the second quarter of 2011 increased primarily due to continued infrastructure investments being made in international and adjacent markets for future growth opportunities and increased incentive compensation plan expenses due to the higher expected profitability and the current higher stock price.

Income from financial services was $5.5 million during second quarter 2011 compared to $4.2 million in the second quarter of 2010, primarily a consequence of increased profitability generated from retail credit portfolios with GE, HSBC, and Sheffield.

Non-operating other expense was $1.6 million in the second quarter of 2011, as compared to $2.3 million in the second quarter of 2010. The decrease in expense is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

Financial Position and Cash Flow

Net cash provided by operating activities increased eight percent to $61.8 million for the year-to-date period ended June 30, 2011 compared to $57.0 million for the first half of 2010. The increase in net cash provided by operating activities for the 2011 period was due to increased net income, mostly offset by a higher investment in working capital, largely due to higher accounts receivable compared to the same period in 2010. Total long-term debt was $100.0 million compared to $200.0 million in the same period in 2010. The Company’s debt-to-total capital ratio was 18 percent at June 30, 2011, compared to 45 percent at the same period in 2010. Cash and cash equivalents were $262.2 million at June 30, 2011 compared to $166.3 million for the same period in 2010.

Conference Call and Webcast Presentation

Today at 10:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2011 second quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 75871740.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally.

About Polaris

With annual 2010 sales of $1.99 billion, Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles.

Polaris is a recognized leader in the powersports industry, among the global sales leaders for both snowmobiles and off-road vehicles. The Company has established a presence in the heavyweight cruiser and touring motorcycle market with Victory motorcycles and the acquisition of Indian Motorcycle Company. Additionally, Polaris continues to invest in the global on-road low speed vehicle industry with internally developed vehicles and the acquisition of Global Electric Motorcars (GEM). Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2011 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Sales	$607,921	$430,907	$1,145,119	$792,615
Cost of Sales	430,317	317,823	815,680	584,617
Gross profit	177,604	113,084	329,439	207,998
Operating expenses
Selling and marketing	43,453	34,164	80,666	64,262
Research and development	25,499	18,512	48,498	37,250
General and administrative	37,257	21,710	64,583	40,108
Total operating expenses	106,209	74,386	193,747	141,620

Income from financial services	5,526	4,245	10,812	8,501
Operating Income	76,921	42,943	146,504	74,879

Non-operating Expense (Income):
Interest expense	985	729	1,496	1,428
Impairment charge on securities held for sale	-	769	-	769
Other expense (income), net	1,642	2,318	(1,559)	2,498
Income before income taxes	74,294	39,127	146,567	70,184

Provision for Income Taxes	25,565	13,503	50,528	24,789
Net Income	$48,729	$25,624	$96,039	$45,395

Basic Net Income per share	$1.42	$0.77	$2.80	$1.37

Diluted Net Income per share	$1.37	$0.75	$2.71	$1.34

Weighted average shares outstanding:
Basic	34,405	33,255	34,337	33,162
Diluted	35,607	34,248	35,469	33,999

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	June 30, 2011	June 30, 2010

Assets
Current Assets:
Cash and cash equivalents	$262,174	$166,272
Trade receivables, net	136,903	96,638
Inventories, net	286,137	222,608
Prepaid expenses and other	28,622	22,483
Income taxes receivable	13,400	-
Deferred tax assets	70,060	59,838
Total current assets	797,296	567,839

Property and equipment, net	193,071	184,572
Investments in finance affiliate	35,567	31,857
Investments in manufacturing affiliates	975	9,461
Deferred tax assets	3,475	-
Goodwill and intangibles, net	60,878	27,579
Total Assets	$1,091,262	$821,308

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$148,208	$102,037
Accrued expenses:
Compensation	138,490	56,699
Warranties	31,862	24,661
Sales promotions and incentives	74,869	66,297
Dealer holdback	67,508	65,092
Other	68,879	41,418
Income taxes payable	2,271	4,099
Current liabilities of discontinued operations	1,550	1,850
Total current liabilities	533,637	362,153

Long term income taxes payable	6,184	5,659
Deferred income taxes	-	13,698
Long term debt	100,000	200,000
Total liabilities	$639,821	$581,510

Shareholders’ Equity:
Total shareholders' equity	$451,441	$239,798

Total Liabilities and Shareholders' Equity	$1,091,262	$821,308

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For Six Months
	Ended June 30,
	2011	2010

Operating Activities:
Net income	$96,039	$45,395
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash impairment charge on securities held for sale	-	769
Depreciation and amortization	34,995	31,562
Noncash compensation	9,673	9,321
Noncash (income) from financial services	(2,272)	(2,293)
Noncash loss from manufacturing affiliates	34	918
Deferred income taxes	(7,026)	3,769
Tax effect of stock based compensation exercises	(9,894)	(4,407)
Changes in current operating items:
Trade receivables	(43,894)	(6,233)
Inventories	(38,919)	(43,293)
Accounts payable	32,954	26,380
Accrued expenses	1,814	(4,698)
Income taxes payable	(3,133)	2,475
Prepaid expenses and others, net	(8,599)	(2,683)
Net cash provided by operating activities	61,772	56,982

Investing Activities:
Purchase of property and equipment	(40,601)	(20,925)
Investments in finance affiliate, net	3,873	11,768
Acquisition of businesses, net of cash acquired	(27,960)	(2,500)
Net cash (used for) investing activities	(64,688)	(11,657)

Financing Activities:
Borrowings under senior notes	100,000	-
Repayments under credit agreement	(200,000)	-
Repurchase and retirement of common shares	(32,856)	(27,398)
Cash dividends to shareholders	(30,675)	(26,289)
Tax effect of proceeds from stock based compensation exercises	9,894	4,407
Proceeds from stock issuances under employee plans	23,083	29,987

Net cash (used for) financing activities	(130,554)	(19,293)

Impact of currency exchange rates on cash balances	1,717	-

Net (decrease) increase in cash and cash equivalents	(131,753)	26,032

Cash and cash equivalents at beginning of period	393,927	140,240

Cash and cash equivalents at end of period	$262,174	$166,272